UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Lineage Cell Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2173 Salk Ave., Suite 200 Carlsbad, CA 92008 (442) 287-8990 www.lineagecell.com

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held January 27, 2025

To the Shareholders of Lineage Cell Therapeutics, Inc.:

A special meeting of shareholders (the “Meeting”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us,” and “our”) will be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on January 27, 2025 at 8:00 a.m. Pacific Time for the following purposes:

1.
To approve, for purposes of complying with NYSE American LLC listing standards and requirements, the issuance of our common shares and common warrants pursuant to the terms of the securities purchase agreement, dated November 19, 2024, between us and Broadwood Partners, L.P., and our common shares issuable upon exercise of such common warrants.
2.
To approve the adjournment of the Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposal if there are not sufficient votes to approve such proposal at the time of the Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the accompanying proxy statement, which forms a part of this notice and is incorporated herein by reference. Except for the items of business described above, no other business may be transacted at the Meeting.

Our board of directors recommends that you vote “FOR” all the proposals described in the accompanying proxy statement.

You are cordially invited to attend the Meeting. The record date for the Meeting is November 29, 2024. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you expect to attend the Meeting, please vote as soon as possible. You may authorize a proxy to vote your shares via the Internet, by telephone, or by signing, dating and returning the proxy card enclosed herewith in the postage-paid envelope provided. For specific voting instructions, please refer to the information provided in the accompanying proxy statement and proxy card.

By Order of the Board of Directors,

/s/ Brian M. Culley
Brian M. Culley
Chief Executive Officer and Director
Carlsbad, California
December 9, 2024

PROXY STATEMENT FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 27, 2025

The board of directors (“Board”) of Lineage Cell Therapeutics, Inc. (“Lineage,” “we,” “us” and “our”) is soliciting proxies for use at a special meeting of shareholders (the “Meeting”) to be held at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008 on January 27, 2025 at 8:00 a.m. Pacific Time, including any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on January 27, 2025: The accompanying notice of the Meeting, this Proxy Statement and the form of proxy card are available at www.proxydocs.com/LCTX.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE SPECIAL MEETING

Why am I receiving these materials?

We have prepared these proxy materials, including this Proxy Statement and the related proxy card, because our Board is soliciting your proxy to vote at the Meeting. This Proxy Statement summarizes information related to your vote at the Meeting. All shareholders of record at the close of business on November 29, 2024, the record date for the Meeting, and those who hold a valid proxy on their behalf, are cordially invited to attend the Meeting in person. However, you do not need to attend the Meeting to vote your shares. Instead, you may simply submit your proxy via the Internet, by telephone, or by completing, signing and returning the enclosed proxy card. See also, “How do I vote?” below.

The proxy materials were first sent or made available to our shareholders on or about December 10, 2024.

Who can vote at the Meeting?

Only shareholders of record at the close of business on November 29, 2024, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting. On the record date, 220,416,326 of our common shares were issued and outstanding.

Shareholder of Record: Common Shares Registered in Your Name

If your common shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are the shareholder of record with respect to those common shares, and we are sending these proxy materials directly to you. As the shareholder of record, you may vote in person at the Meeting or via one of the methods described in this Proxy Statement and the proxy card provided to you. Whether or not you plan to attend the Meeting in person, we urge you to vote before the Meeting to ensure your vote is counted.

Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Nominee

If your common shares are held by a broker, bank, or nominee, then you are considered the beneficial owner of common shares held in “street name,” and the proxy materials for the Meeting are being forwarded to you by your broker, bank, or nominee. As the beneficial owner of common shares held in “street name,” you have the right to direct your broker, bank, or nominee how to vote those shares and you are invited to attend the Meeting if you obtain a legal proxy from your broker, bank, or nominee. However, because you are not the shareholder of record, you may not vote in person at the Meeting unless you obtain a legal proxy from your broker, bank, or nominee. See also, “How do I vote?” below.

What am I voting on?

These are the proposals scheduled for a vote at the Meeting:

•
Proposal 1: To approve, for purposes of complying with NYSE American LLC listing standards and requirements, the issuance of our common shares and common warrants pursuant to the terms of the securities purchase agreement, dated November 19, 2024, between us and Broadwood Partners, L.P., and our common shares issuable upon exercise of such common warrants (“Proposal 1” or the “Securities Issuance Proposal”).
•
Proposal 2: To approve the adjournment of the Meeting, if necessary or advisable, to solicit additional proxies in favor of Proposal 1 if there are not sufficient votes to approve such proposal at the time of the Meeting or any adjournment or postponement thereof (“Proposal 2” or the “Adjournment Proposal”).

How many votes do my shares represent?

Each common share is entitled to one vote on all matters that may be acted upon at the Meeting.

What are the Board’s recommendations?

Our Board recommends that our shareholders vote “FOR” each proposal described in this proxy statement.

How do I vote?

For each of the proposals, you may vote “FOR” or “Against” or “Abstain” from voting.

Shareholder of Record: Common Shares Registered in Your Name

If you are the shareholder of record:

•
By Internet: You may vote at www.proxypush.com/LCTX 24 hours a day, seven days a week. You will need the control number included on your proxy card. Votes submitted via the Internet must be received by 11:59 p.m., Eastern Time, on January 26, 2025.
•
By Telephone: You may vote using a touch-tone telephone by calling (866) 490-6839, 24 hours a day, seven days a week. You will need the control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on January 26, 2025.
•
By Mail: You may vote by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. If you properly complete your proxy card and we receive it prior to the vote at the Meeting, the individuals named in the proxy card will vote your shares as you have directed. If you vote via the internet or telephone, you do not need to return your proxy card.
•
In Person: You may attend the Meeting and vote in person even if you have already voted by proxy.

Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Nominee

If you are the beneficial owner of common shares held in “street name,” you may instruct your broker, bank, or nominee how to vote those shares using the voting instruction form provided to you by your broker, bank, or nominee. Because you are not the shareholder of record for those shares, you may not vote in person at the Meeting unless you obtain a legal proxy from your broker, bank, or nominee giving you the right to vote at the Meeting. A legal proxy is a written document that authorizes you to vote your shares held in street name at the Meeting. If you desire to vote in person at the Meeting, please contact the broker, bank, or nominee that holds your shares for instructions regarding obtaining a legal proxy.

Can another item of business be properly brought before the Meeting?

Because the Meeting is a special meeting of shareholders, the business transacted at the Meeting will be limited to the matters set forth in this Proxy Statement and the accompanying Notice of Special Meeting of Shareholders.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and nominees for the cost of forwarding proxy materials to beneficial owners.

We also retained Campaign Management to assist in soliciting proxies. Campaign Management will be paid fees of approximately $10,000, plus reimbursement of out-of-pocket expenses.

Who can help answer my questions?

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Campaign Management:

Strategic Stockholder Advisor and Proxy Solicitation Agent

15 West 38th Street, Suite #747, New York, New York 10018

North American Toll-Free Phone:

1-855-434-5243

Email: info@campaign-mgmt.com

Call Collect Outside North America: +1 (212) 632-8422

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your common shares are registered in more than one name or are registered in different accounts. To ensure that all of your shares are voted, please vote via the Internet or by telephone using the control number included on each proxy card you receive, or complete, sign, date and return each proxy card.

Can I revoke or change my vote after submitting my proxy?

You may revoke your proxy and change your vote at any time before the applicable voting deadlines for the Meeting. If you are the record holder of your common shares, you may revoke your proxy in any one of four ways:

•
submit another properly completed proxy card with a later date;
•
vote again by Internet or telephone at a later time (only the latest Internet or telephone proxy submitted prior to the Meeting will be counted);
•
send a written notice to us at 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008; Attention: Corporate Secretary; or
•
attend the Meeting and vote in person (attending the Meeting will not, by itself, revoke your proxy or change your vote).

If your shares are held by your broker, bank, or nominee, please follow the instructions provided by them.

How will my shares be voted if I am a shareholder of record and do not specify how they should be voted?

If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, then your common shares will be voted at the Meeting in accordance with our Board’s recommendation on all matters presented for a vote at the Meeting. Similarly, if you sign and return a proxy card but do not indicate how you want to vote your common shares for a particular proposal or for all proposals, then as to each proposal for which you do not so indicate your voting choice, your shares will be voted in accordance with our Board’s recommendation.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name, under New York Stock Exchange rules applicable to securities intermediaries, the broker, bank or nominee that holds your shares may vote your shares only on certain proposals without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the broker, bank or other nominee that holds your shares, whether that broker, bank or other nominee may exercise its discretion to vote your shares typically depends on whether a particular proposal is considered a “routine” or “non-routine” matter under New York Stock Exchange rules applicable to securities intermediaries.

If you do not provide voting instructions to the broker, bank or other nominee that holds your shares, we do not expect that those shares will be voted on any proposal considered a “non-routine” matter because such broker, bank or other nominee typically lacks discretionary authority to vote uninstructed shares on non-routine matters.

On the other hand, we expect the broker, bank or other nominee that holds your shares will have discretionary voting authority to vote your shares on proposals considered to be “routine” matters even if that broker, bank or other nominee does not receive voting instructions from you. However, certain brokers, banks or other nominees may elect not to vote shares without an instruction from the beneficial owner even if they have discretionary authority to do so.

Brokers, banks and other nominees may reach conclusions regarding their ability to vote your shares on a particular proposal that differ from our expectations expressed in this proxy statement. Accordingly, we urge you to direct the broker, bank or other nominee that holds your shares how to vote your shares on all proposals to ensure that your vote is counted. We expect that brokers, banks and other nominees will vote shares as you have instructed.

A “broker non-vote” will occur with respect to a particular proposal if the broker, bank or other nominee that holds your shares votes on one or more proposals at the Meeting but cannot vote your shares on a particular proposal because it has not received instructions from you and it does not have discretionary voting authority on that proposal or because the broker, bank or other nominee that holds your shares chooses not to vote on a proposal for which it does have discretionary voting authority.

What proposals are expected to be considered routine or non-routine matters?

We expect that each of Proposals 1 and 2 will be considered a non-routine matter.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of holders representing a majority of our outstanding common shares as of the record date for the Meeting, will constitute a quorum at the Meeting, permitting us to conduct business at the Meeting.

Your common shares will be counted as present for the purpose of determining a quorum at the Meeting if you (1) properly vote by proxy (online, by phone, or by mailing a proxy card or a voting instruction form to your broker, fiduciary, or nominee) or (2) are entitled to vote at and are present in person at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present. If a quorum is not present, the chairperson of the Meeting or the holders of a majority of the common shares present at the Meeting, either in person or by proxy, may adjourn the Meeting to solicit additional proxies and reconvene the Meeting at a later date.

If a quorum is present at the Meeting, what vote is required to approve each proposal?

The approval of each proposal described in this proxy statement requires the affirmative vote of a majority of: (1) the shares present in person or represented by proxy and voting at the Meeting; and (2) the shares required to constitute a quorum. In accordance with NYSE American LLC (“NYSE American”) listing requirements, the approval of Proposal 1 also requires that a majority of votes cast on the proposal are votes “FOR” the proposal.

To the extent not prohibited by NYSE American rules and regulations, Broadwood Partners, L.P. agreed to vote, or cause to be voted, all the common shares it, directly or indirectly, beneficially owned prior to November 19, 2024, which is the date on which we entered into the securities purchase agreement with Broadwood, in favor of Proposal 1. Broadwood owned 41,666,255 of our outstanding common shares as of that date.

If a quorum is present at the Meeting, what is the effect of abstentions and broker non-votes on the outcome of a proposal?

Only “FOR” and “AGAINST” votes will be counted for purposes of determining the votes received with respect to each proposal described in this proxy statement, and for determining the number of votes cast on Proposal 1 for purposes of compliance with NYSE American listing requirements. Broker non-votes and abstentions will have no effect on determining the outcome of a proposal except to the extent that broker non-votes and abstentions result in the number of affirmative votes with respect to such proposal being less than the required quorum.

How can I attend the Meeting?

You are entitled to attend the Meeting only if you are (1) a shareholder of record as of the record date or (2) a beneficial owner of shares held in “street name” as of the record date and you obtain a legal proxy from the broker, bank, or nominee who holds your shares. For directions to the meeting, please visit www.proxydocs.com/LCTX.

Am I entitled to dissenters’ rights or appraisal rights?

No. Our shareholders are not entitled to dissenters’ rights or appraisal rights on any matter being submitted to shareholders at the Meeting.

How can I find out the voting results?

We expect to announce preliminary voting results at the Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Meeting.

PROPOSAL 1 – THE SECURITIES ISSUANCE PROPOSAL

Overview

Our common shares are listed on the NYSE American and their continued listing on the exchange is subject to our compliance with the listing standards and requirements set forth in the Company Guide. In this proposal, we are asking our shareholders to approve, for purposes of complying with the listing standards and requirements of the NYSE American Company Guide (the “Company Guide”), the issuance of all common shares and accompanying common warrants that may be issued pursuant to the securities purchase agreement, dated November 19, 2024 (the “SPA”), we entered into with Broadwood Partners, L.P. (“Broadwood”), in connection with the registered direct offering we announced in November 2024, as well as all common shares that may be issued, from time to time, upon exercise of such common warrants. We will not be able to issue any of the securities under the SPA unless we first obtain shareholder approval to satisfy the Company Guide listing standards and requirements. If we obtain such shareholder approval, we expect to promptly close the transactions contemplated by the SPA and to receive approximately $6.0 million in gross proceeds from the issuance of our common shares and common warrants under the SPA.

The Offering

On November 19, 2024, we entered into (a) a securities purchase agreement with certain unaffiliated healthcare focused institutional investors pursuant to which we agreed to offer and sell to such investors an aggregate of 31,578,951 of our common shares and accompanying common warrants to purchase up to 31,578,951 of our common shares at a combined purchase price of $0.76 per common share and accompanying common warrant, and (b) the SPA pursuant to which we agreed to offer and sell to Broadwood 7,894,737 of our common shares and accompanying common warrants to purchase up to 7,894,737 of our common shares at a combined purchase price of $0.76 per common share and accompanying common warrant in a registered direct offering pursuant to a prospectus supplement dated November 19, 2024 and the accompanying prospectus dated May 14, 2024, which form a part of our registration statement on Form S-3 (File No. 333-277758) declared effective by the SEC on May 14, 2024, and the terms and conditions of such securities purchase agreements (the “Offering”). The Offering includes the issuance of common shares from time to time upon exercise of the common warrants issued in the Offering. For purposes of this proposal, the term “SPA securities” refers to the common shares and accompanying common warrants that would be sold to Broadwood under the SPA if this proposal is approved and the transactions contemplated by the SPA are consummated, and the common shares issuable from time to time upon exercise of such common warrants.

On November 21, 2024, we completed the sale and issuance of common shares and accompanying common warrants to the healthcare focused institutional investors in the Offering. The sale and issuance of the SPA securities is conditioned upon obtaining shareholder approval of this proposal.

We received approximately $24.0 million in gross proceeds from sale and issuance of our common shares and common warrants to the healthcare focused institutional investors. If this proposal is approved and the transactions contemplated by the SPA are consummated, we expect to receive an additional approximately $6.0 million in gross proceeds from sale and issuance of our common shares and common warrants under the SPA, which would bring the total gross proceeds from the Offering to approximately $30.0 million (or approximately $27.4 million, after deducting placement agent fees and other estimated offering expenses), excluding up to approximately $36.0 million in gross proceeds we may receive in the future upon cash exercise of common warrants issued in the Offering.

Pursuant to the SPA, we agreed to hold a meeting of shareholders on or prior to 90 days following the date of the SPA for the purpose of obtaining shareholder approval of this proposal, with the recommendation of our Board (or a committee thereof) that our shareholders approve this proposal, and to solicit proxies from our shareholders in connection therewith in the same manner as all other management proposals in the proxy statement for such meeting, and we agreed that all management-appointed proxyholders will vote their proxies in favor of this proposal. If this proposal is not approved at the Meeting, we must call another meeting of shareholders within 90 days to again seek shareholder approval of the issuance of the SPA securities, and if we do not obtain such approval at that meeting (or at any subsequent meeting), we must call a meeting of our shareholders at least every 90 days after each such meeting to seek such approval until such approval is obtained.

Under the terms of the SPA, to the extent not prohibited by NYSE American rules and regulations, Broadwood agreed to vote, or cause to be voted, all the common shares it, directly or indirectly, beneficially owned prior to the date of the SPA for the approval of this proposal. Broadwood owned 41,666,255 of our outstanding common shares as of the date of the SPA.

Pricing Committee and Audit Committee Approval of the Offering and the SPA

The Offering and the securities purchase agreements we entered into in connection with the Offering, including the SPA, were unanimously approved by a duly appointed and empowered committee of our Board (the “Pricing Committee”), comprised of Deborah Andrews, Don M. Bailey, Brian M. Culley, and Michael H. Mulroy.

In addition, the Offering and the sale and issuance of the SPA securities pursuant to the SPA, including the form of common warrant issuable thereunder, were unanimously approved by the Audit Committee of our Board, which is comprised solely of independent directors Ms. Andrews, Messrs. Bailey and Mulroy, and Angus C. Russell. Under our Related Person Transaction Policy, the Audit Committee is responsible for reviewing and approving any transaction in which we are a participant, the amount involves exceeds $120,000, and any of our executive officers, directors, or shareholders who beneficially own 5% or more of our common shares will have a direct or indirect material interest. The Audit Committee may approve any such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not in conflict with, the best interests of Lineage. The Audit Committee determined that the sale and issuance of the SPA securities pursuant to the SPA satisfied the foregoing.

Further, in determining whether to approve the Offering, the SPA and the transactions contemplated thereby, both the Pricing Committee and the Audit Committee reviewed and considered all relevant information available to it about the Offering and the interests of Broadwood and Mr. Bradsher therein, including the purpose and the potential benefits to Lineage of the Offering and the terms of the SPA and related form of common warrant compared with terms of the securities purchase agreement and related form of common warrant for the other investors in the Offering, and determined that the Offering is advisable and in the best interests of our shareholders.

Description of Common Warrants

The following is intended to provide summary information concerning the terms of the common warrants that would be issued under the SPA. The terms of such common warrants are substantially similar to the terms of the common warrants issued to the other investors in the Offering. The following does not purport to be a complete description of all the terms of the common warrants. On November 20, 2024, we filed a current report on Form 8-K with the SEC announcing that we entered into the securities purchase agreements in connection with the the Offering. Copies of the SPA and the form of common warrant that would be issued thereunder are attached as Exhibits 10.2 and 4.2, respectively, to that report.

Duration and Exercise Price. Each common warrant will have an initial exercise price of $0.91 per common share. The common warrants will be exercisable on later of (i) the date we obtain shareholder approval of the issuance of the SPA securities, and (ii) May 21, 2025, which is the six-month anniversary of the closing date of the issuance and sale of securities to the other investors in the Offering and will expire on the earlier of (a) the three-year anniversary of the initial exercise date, and (b) the 90th day following the date of the public disclosure of the intent of F. Hoffmann-La Roche Ltd and/or Genentech, Inc. to advance OpRegen® (also known as RG6501) into a multi-center phase 2 or 3 clinical trial which includes a control or comparator arm (subject to the satisfaction of certain “equity conditions,” as described in the common warrant), or if the date of such public disclosure occurs prior to the initial exercise date of the common warrants, the 90th day following the initial exercise date (subject to the satisfaction of the same equity conditions). The exercise price and number of common shares issuable upon exercise of the common warrants are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our common shares and the exercise price. The common warrants have been and will be issued in certificated form only.

Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed notice of exercise accompanied by payment in full for the number of common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise. If at the time of exercise of a common warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the common shares issuable upon exercise of the common warrants, then the common warrants will only be exercisable on a “cashless exercise” basis under which the holder will receive upon such exercise a net number of common shares determined according to a formula set forth in the common warrants.

No Fractional Shares. No fractional common shares or scrip representing fractional common shares will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will, at our election, either round up to the next whole share or pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, a common warrant may be transferred at the option of the holder upon surrender of the common warrant to us, together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Exchange Listing. There is no established public trading market for the common warrants and we do not intend to list the common warrants on any securities exchange or recognized trading system.

Rights as a Shareholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of our common shares, the holders of the common warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until such common warrant holders exercise their common warrants.

Fundamental Transactions. In the event of a fundamental transaction, as described in the common warrant, and which generally includes our merger or consolidation with or into another person, a sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, a tender offer or exchange offer pursuant to which holders of our common shares are permitted to sell, tender or exchange their shares for other securities, cash or property that has been accepted by the holders of greater than 50% of our outstanding common shares or greater than 50% of the voting power of our common equity, a reclassification, reorganization or recapitalization of our common shares pursuant to which our common shares are effectively converted into or exchanged for other securities, cash or property, or a business combination with another person or group whereby such person or group acquires greater than 50% of our outstanding common shares or greater than 50% of the voting power of our common equity, then upon any subsequent exercise of the common warrants, the holders of common warrants will have the right to receive, for each common share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, at the option of the holder, the number of our common shares, if we are the surviving corporation, or the common shares of the successor or acquiring entity and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of common shares for which the common warrants are exercisable immediately prior to such fundamental transaction. The holders of common warrants will also have the option, exercisable at any time concurrently with, or generally within 30 days after, the consummation of the fundamental transaction, to require us or any successor entity to purchase the unexercised portion of their common warrants at the value of such warrants based on the Black-Scholes Option Pricing Model calculated pursuant to a formula set forth in the common warrant, payable either in cash or, if the fundamental transaction is not in our control, in the same type or form of consideration (and in the same proportion) that is being offered and paid to holders of our common shares in connection with the fundamental transaction, as described in the common warrant.

Reasons for Seeking Shareholder Approval

Company Guide Section 713 requires shareholder approval with respect to any transaction, other than a public offering (as determined by NYSE American staff consistent with commentary in the Company Guide), involving the sale or issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the company’s pre-transaction outstanding stock for less than the greater of book or market value of the stock (the “minimum price”). For purposes of NYSE American listing requirements, the Offering was not a public offering, the combined purchase price per share of the common shares and common warrants in the Offering was less than the minimum price, and the transaction, assuming the issuance of the SPA securities, involves the sale and issuance by us of more than 20% of our outstanding common shares as of immediately prior to the closing of the issuance and sale of securities to the other investors in the Offering. Furthermore, the sale and issuance of the SPA securities may be deemed an “equity compensation arrangement” that requires shareholder approval pursuant to Company Guide Section 711. Neal Bradsher, a member of our Board, is the President of Broadwood Capital, Inc. and Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P. As reported in the most recent beneficial ownership report on Schedule 13D/A filed by Broadwood Partners, L.P., Broadwood Capital, Inc. and Mr. Bradsher with the SEC, Mr. Bradsher has shared voting and dispositive power over our common shares that are directly owned by Broadwood. Accordingly, we are seeking shareholder approval of this proposal for purposes of complying with Company Guide Section 713(a) and, to the extent applicable, any other NYSE American listing standard or requirement, including Company Guide Section 711.

Because we are required to obtain shareholder approval of this proposal before we can issue any of the SPA securities, as stated above, under the terms of the SPA we are required to seek shareholder approval of this proposal.

Consequences if this Proposal is Not Approved

If this proposal is not approved we will not be able to issue the SPA securities, and as a result, we will not receive the approximately $6.0 million of gross proceeds that we would receive from such issuance. In addition, as described above, we will be contractually obligated to call another meeting of shareholders within 90 days to again seek shareholder approval of the issuance of the SPA securities, and if we do not obtain such approval at that meeting (or at any subsequent meeting), we must call a meeting of our shareholders at least every 90 days after each such meeting to seek such approval until such approval is obtained. Accordingly, if this proposal is not approved, we will be required to expend additional resources to continue to seek shareholder approval of the issuance of the SPA securities until such approval is obtained.

Effects if this Proposal is Approved

Ability to Raise Additional Capital. As noted above, shareholder approval of this proposal will enable us, subject to the satisfaction or waiver of the other conditions in the SPA, to raise approximately $6.0 million in additional gross proceeds in the Offering (which does not include the up to approximately $7.2 million in gross proceeds we may receive in the future upon cash exercise of the common warrants that would be issued under the SPA). If this proposal is approved, we expect to issue the common shares and common warrants under the SPA as soon as practicable thereafter. We expect to use the net proceeds from the sale and issuance of such securities for working capital and general corporate purposes, including research and development expenses and capital expenditures.

Dilution; Concentration of Share Ownership and Voting Power. The issuance of the SPA securities would have a dilutive effect on the ownership interest and voting power of our existing shareholders other than Broadwood. This means that current shareholders other than Broadwood would own a smaller interest in Lineage as a result of the issuance of the SPA securities and therefore have less ability to influence all matters requiring shareholder approval. Furthermore, if the SPA securities are issued, Broadwood may exercise a greater level of influence or control over all matters requiring shareholder approval, including the election of directors, amendments of our articles of incorporation, and approval of significant corporate transactions (including “fundamental transactions,” as defined in the common warrants). This influence or control could make the approval of certain transactions difficult or impossible without the approval of Broadwood and may have the effect of delaying, preventing or deterring a change of control of Lineage or changes in management. Broadwood may have interests that differ from yours and may vote its common shares in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may also have the effect of deterring other investors from purchasing our common shares in the market and may ultimately have an adverse affect the market price of our common shares. In addition, given Broadwood’s significant ownership of our common shares, future sales of our common shares by Broadwood could materially and adversely affect the market price of our common shares.

The table below summarizes Broadwood’s current and potential ownership of our common shares as a result of the Offering by presenting (1) as of November 29, 2024, the total number of common shares beneficially owned by Broadwood (as determined in accordance with applicable SEC rules; see the description below under “Security Ownership of Certain Beneficial Owners and Management”) and the percentage ownership of our outstanding common shares represented by such number of shares, (2) assuming the issuance to Broadwood of the common shares and accompanying common warrants under the SPA, the total number of our common shares beneficially owned by Broadwood immediately after such issuance and the percentage ownership of our outstanding common shares represented by such number of shares after giving effect to such issuance, and (3) assuming both (a) the issuance to Broadwood of common shares and accompanying common warrants under the SPA and (b) Broadwood’s cash exercise in full of such common warrants, the total number of our common shares beneficially owned by Broadwood immediately after such issuance and such warrant exercise and the percentage ownership of our outstanding common shares represented by such number of shares after giving effect to such issuance and such warrant exercise. The information set forth in the table below is based on 220,416,326 common shares issued and outstanding as of November 29, 2024.

	Shares Beneficially Owned Prior to the Issuance of the Common Shares and Common Warrants		Shares Beneficially Owned After the Issuance of the Common Shares and Common Warrants		Shares Beneficially Owned Assuming Full Exercise of the Common Warrants
	Number	Percentage	Number(1)	Percentage	Number(2)	Percentage
Broadwood Partners, L.P.	41,666,255	18.90%	49,560,992	21.71%	57,455,729	24.32%

(1) Includes: 41,666,255 shares owned by Broadwood and 7,894,737 shares issuable under the SPA.

(2) Includes: 41,666,255 shares owned by Broadwood, 7,894,737 shares issuable under the SPA and 7,894,737 shares issuable upon cash exercise in full of the common warrants issuable under the SPA.

Provisions in the common warrants could discourage an acquisition of Lineage by a third party. Certain provisions of the common warrants could make it more difficult or expensive for a third party to acquire us. The common warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the successor entity assumes all of our obligations under the common warrants. Further, the common warrants provide that, in the event of such a fundamental transaction, with some exceptions, holders of such common warrants will have the right, at their option, exercisable at any time concurrently with, or generally within 30 days after, the consummation of the fundamental transaction, to require us or any successor entity to purchase the unexercised portion of their common warrants at the value of such warrants based on the Black-Scholes Option Pricing Model calculated pursuant to a formula set forth in the common warrants, payable either in cash or, if the fundamental transaction is not in our control, in the same type or form of consideration (and in the same proportion) that is being offered and paid to holders of our common shares in connection with the fundamental transaction. These and other provisions of the common warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our shareholders. Approval of this proposal would enable us to issue common warrants to purchase up to 7,894,737 of our common shares to Broadwood, which could increase the potential deterrent effect of the common warrants on a potential acquisition of us by a third party as a result of the increased total number of such common warrants outstanding.

Interests of Certain Persons

As described above, Mr. Bradsher, a member of our Board, is an affiliate of Broadwood, Broadwood is a significant shareholder in Lineage, and the SPA securities will not be issued to Broadwood until we obtain shareholder approval of such issuance. As a result, Mr. Bradsher’s and Broadwood’s interests in this proposal may be different from, or in addition to, the interests of our other shareholders.

Following the recommendation of the Pricing Committee, which does not include Mr. Bradsher, our Board, with Mr. Bradsher recusing himself, unanimously voted to recommend that our shareholders vote “FOR” this proposal.

OUR BOARD, UPON THE RECOMMENDATION OF THE PRICING COMMITTEE, RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL 2 – THE ADJOURNMENT PROPOSAL

In this proposal, we are asking our shareholders to authorize us to adjourn the Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event there are not sufficient votes to approve Proposal 1 at the Meeting. If our shareholders approve this proposal, we could adjourn the Meeting to a later date or dates without a vote on Proposal 1 and use the additional time to solicit additional proxies in favor of Proposal 1 and/or to seek to convince shareholders to change their votes in favor of Proposal 1.

If any meeting of shareholders is adjourned to another time or place, notice of the adjourned meeting need not be given if the time and place (or the means of electronic transmission by and to Lineage, electronic video screen communication, conference telephone, or other means of remote communication, if any, by which the shareholders may participate) are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 45 days from the date set for the original meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. In addition, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At any adjourned meeting, we may transact any business which might have been transacted at the original meeting.

As described in Proposal 1, Mr. Bradsher, a member of our Board, is an affiliate of Broadwood, Broadwood is a significant shareholder in Lineage, and the SPA securities will not be issued to Broadwood until we obtain shareholder approval of such issuance. As a result, Mr. Bradsher’s and Broadwood’s interests in this proposal may be different from, or in addition to, the interests of our other shareholders.

Following the recommendation of the Pricing Committee, which does not include Mr. Bradsher, our Board, with Mr. Bradsher recusing himself, unanimously voted to recommend that our shareholders vote “FOR” this proposal.

OUR BOARD, UPON THE RECOMMENDATION OF THE PRICING COMMITTEE, RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information, as of November 29, 2024 (the “Measurement Date”), regarding the beneficial ownership of our common shares for: (1) each person known by us to be the beneficial owner of more than 5% of our common shares (“5% Shareholders”); (2) each of our current directors; (3) each of our named executive officers; and (4) all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with applicable SEC rules, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any common shares as to which a person has sole or shared voting power or investment power and any common shares that the person has the right to acquire within 60 days after the Measurement Date (for example, through the exercise of any option, warrant or right, upon vesting of any restricted stock units (“RSUs”), or through the conversion of any convertible security). As a result, the beneficial ownership of any person as shown in the table below does not necessarily reflect the person’s actual voting power as of the Measurement Date, or any particular date. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us and on SEC filings, that each of the persons named in table below has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the tables below is based on 220,416,326 common shares issued and outstanding on the Measurement Date. In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all common shares subject to options, RSUs, warrants, rights or other convertible securities held by that person that are currently exercisable or vested, or will be exercisable or vested within 60 days after the Measurement Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders
Broadwood Partners, L.P.(1)	41,666,255	18.90%
Named Executive Officers and Directors
Neal C. Bradsher(2)	41,983,883	19.05%
Brian M. Culley(3)	5,854,945	2.6%
Michael H. Mulroy(4)	528,555	*
Angus C. Russell(5)	317,500	*
Don M. Bailey(6)	448,801	*
Deborah Andrews(7)	245,578	*
Dipti Amin(8)	275,000	*
Anula Jayasuriya(9)	250,000	*
George A. Samuel III(10)	1,359,682	*
Jill A. Howe(11)	635,916	*
Gary S. Hogge(12)	7,710	~~*~~
All executive officers and directors as a group (10 persons)(13)	51,899,860	23.6%

* Less than 1%

(1)
Based on information reported in a Schedule 13D/A filed with the SEC on November 21, 2024 by Broadwood Partners, L.P. The address of Broadwood Partners, L.P. is c/o Broadwood Capital, Inc., 156 West 56th Street, 3rd Floor, New York, New York 10019.
(2)
Includes: (i) 41,666,255 shares owned by Broadwood Partners, L.P.; (ii) 87,628 shares owned by Neal C. Bradsher; and (iii) 230,000 shares that may be acquired by Mr. Bradsher upon the exercise of options that are presently exercisable or may become exercisable within 60 days of the Measurement Date. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., and Mr. Bradsher is the President of Broadwood Capital,

Inc. Mr. Bradsher and Broadwood Capital, Inc. may be deemed to beneficially own the shares that Broadwood Partners, L.P. owns. Mr. Bradsher disclaims beneficial ownership of the shares held by Broadwood Partners, L.P. except to the extent of his pecuniary interest therein. The address of the foregoing entities and Mr. Bradsher is c/o Broadwood Capital, Inc., 156 West 56th Street, 3rd Floor, New York, New York 10019.
(3)
Includes: (i) 194,842 shares held directly by Mr. Culley; and (ii) 5,660,103 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(4)
Includes: (i) 298,555 shares held directly by Mr. Mulroy; and (ii) 230,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(5)
Includes: (i) 87,500 shares held directly by Mr. Russell; and (ii) 230,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(6)
Includes: (i) 158,801 shares held directly by Mr. Bailey; (ii) 290,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(7)
Includes: (i) 15,578 shares held directly by Ms. Andrews; and (ii) 230,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(8)
Includes: (i) 35,000 shares held directly by Dr. Amin; and (ii) 240,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(9)
Includes: (i) 10,000 held directly by Dr. Jayasuriya; and 240,000 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(10)
Includes: (i) 22,184 shares held directly by Mr. Samuel; and (ii) 1,337,498 shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(11)
Includes: (i) 25,500 held directly by Ms. Howe; and (ii) 610,416 of shares that may be acquired upon the exercise of options that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.
(12)
Dr. Hogge is our former SVP Clinical and Medical Affairs. His employment with us ended on November 30, 2023. Dr. Hogge’s share ownership information is based on information provided by Dr. Hogge.
(13)
Includes: (i) 42,601,843 shares held by our executive officers and directors; and (ii) 9,298,017 shares that may be acquired upon the exercise of options held by our executive officers and directors that are presently exercisable or that may become exercisable within 60 days of the Measurement Date.

IMPORTANT NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

The SEC has adopted rules that permit companies and brokers, banks or other intermediaries to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering only one set of proxy materials addressed to those shareholders (unless otherwise requested by one or more of such shareholders). This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and reduces duplicate mailings and saves significant printing and postage costs as well as natural resources.

Brokers, banks and other intermediaries with account holders who are our shareholders may be householding our proxy materials. A single set of proxy materials for the Meeting may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from us (if you are a shareholder of record) or from your broker, bank or other intermediary (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, or if you currently receive multiple copies and would like to request a single copy, you may notify your broker if you are a beneficial owner, or if you are a shareholder of record, (1) direct your written request to us at Lineage Cell Therapeutics, Inc., 2173 Salk Avenue, Suite 200, Carlsbad, CA 92008, Attention: Corporate Secretary or (2) contact us by telephone at 442-287-8963. Upon written or oral request to us, we will promptly deliver a separate copy of the proxy materials for the Meeting to any shareholder at a shared address to which a single copy of such material was delivered.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholders who seek to have their proposals of business matters be considered for inclusion in our proxy materials for our 2025 annual meeting of shareholders must notify us of such intention by written notice. The proposal of an item of business or action must be received at our principal executive offices no later than the close of business on December 30, 2024, which is 120 days prior to the one-year anniversary of the date our definitive proxy statement relating to the 2024 annual meeting of our shareholders was released to shareholders, unless the date of our 2025 annual meeting is changed by more than 30 days from June 11, 2025, which is the one-year anniversary of the date of the 2024 annual meeting of our shareholders, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. All such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in our proxy statement and form of proxy relating to the 2025 annual meeting.

In addition, our second amended and restated bylaws set forth an advance notice procedure applicable to shareholders who intend (1) to present an item of business before or conduct business at an annual meeting of shareholders, but not for inclusion in our proxy materials pursuant to Rule 14a-8, or (2) to directly nominate individuals for election at an annual meeting other than the director candidates that will be included in our proxy statement for such meeting. For such shareholder proposals of business and director nominations to be brought before an annual meeting, the proposing shareholders are required to give timely written notice regarding the proposal or nomination, to provide the information specified in our second amended and restated bylaws, such as information about the shareholder and Lineage securities held by such shareholder, a brief description of the proposed business, reasons for proposing the business, and in the case of nominations, certain information about the person whom the proposing shareholder wishes to nominate for election or re-election as a director, and otherwise satisfy all other requirements set forth in our second amended and restated bylaws. In order to meet the deadline for timely notice for the 2025 annual meeting, such notice of the proposal or nomination must be received at our principal executive offices no earlier than February 11, 2025, which is 120 days prior to the one-year anniversary of the 2024 annual meeting, and no later than the close of business on March 13, 2025, which is 90 days prior to the one-year anniversary of the 2024 annual meeting. However, if the date of the 2025 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received no later than 5:00 p.m. Pacific Time on the later of the close of business on the 90th calendar day prior to such annual meeting and the close of business on the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Shareholders are advised to review our second amended and restated bylaws to ensure compliance with the specified requirements as to the form and content of a shareholder’s notice.

Any notice of director nomination submitted to us must also include the additional information required by Rule 14a-19(b) under the Exchange Act. Therefore, in addition to satisfying the deadlines for timely notice of a proposed director nominee, shareholders who intend to solicit proxies in support of nominees submitted in accordance with the foregoing advance notice provisions must further provide notice of proxy solicitation in support of director candidates other than Lineage’s nominees, as required under Rule 14a-19, no later than March 13, 2025, which is 90 days prior to the one-year anniversary of the 2024 annual meeting.

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styleIPCP.O. BOX 8016, CARY, NC 27512-9903 Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. P.O. BOX 8016, CARY, NC 27512-9903 Have your ballot ready and please use one of the methods below for easy voting: Your vote matters! Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Internet: Lineage Cell Therapeutics, Inc. Special Meeting of Shareholders www.proxypush.com/LCTX • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote For Shareholders of Record as of November 29, 2024 Phone: 1-866-490-6839 Monday, January 27, 2025 8:00 AM, Pacific Time • Use any touch-tone telephone 2173 Salk Avenue, Suite 200 Carlsbad, CA 92008 • Have your Proxy Card ready • Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid YOUR VOTE IS IMPORTANT! envelope provided PLEASE VOTE BY: 11:59 PM, Pacific Time, January 26, 2025. This proxy is being solicited on behalf of the board of directors for the 2025 special meeting of shareholders The undersigned hereby appoints Brian M. Culley and Jill A. Howe (the "Named Proxies"), as proxies and true and lawful attorneys-in-fact of the undersigned, with full power of substitution, and hereby authorizes them, and each or either of them, to represent and vote all the common shares which the undersigned is entitled to vote at the Special Meeting of Shareholders of Lineage Cell Therapeutics, Inc. (the "Company") to be held on January 27, 2025 at 8:00 a.m. Pacific Time, or any adjournment or postponement thereof, as designated on the reverse side of this proxy card, revoking any other proxy heretofore given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the recommendations of the board of directors. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the board of directors’ recommendations. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Lineage Cell Therapeutics, Inc. Special Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ON PROPOSALS 1 AND 2. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS FOR AGAINST ABSTAIN 1. To approve, for purposes of complying with NYSE American LLC listing standards and FOR #P1# #P1# #P1# requirements, the issuance of the Company's common shares and common warrants pursuant to the terms of the securities purchase agreement, dated November 19, 2024, between the Company and Broadwood Partners, L.P., and the Company's common shares issuable upon exercise of such common warrants. 2 To approve the adjournment of the meeting, if necessary or advisable, to solicit additional proxies FOR #P2# #P2# #P2# in favor of the foregoing proposal if there are not sufficient votes to approve such proposal at the time of the meeting or any adjournment or postponement thereof. Check here if you would like to attend the meeting in person. Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Signature (if held jointly)